UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☑	Preliminary Information Statement
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☐	Definitive Information Statement

PEDEVCO CORP.
(Name of Registrant as Specified in its Charter)

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PEDEVCO CORP.
4125 Blackhawk Plaza Circle, Suite 201
Danville, California 94506
(855) 733-3826

INFORMATION STATEMENT
NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
December ___, 2012

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

To the Holders of Common Stock of Pedevco Corp.:

This Information Statement is being made available to the stockholders of record of Pedevco Corp. (“we”, “us”, or “our”, or the “Company”), as of the close of business on  December 17, 2012.  This Information Statement is being sent to you for information purposes only.  No action is requested or required on your part.

This Information Statement is being furnished to you to inform you that the holders of shares representing a majority of the voting power of our securities have adopted, by written consent, resolutions authorizing us to adopt an amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of  Formation (our “Certificate of Formation”)  to effect, in the discretion of our Board of Directors, a reverse stock split of the Company’s Common Stock and Series A Convertible Preferred Stock at any time prior to December 31, 2013, at a reverse split ratio in the range of 1-for-2 to 1-for-5, which specific ratio will be determined by our Board of Directors (the “Reverse Stock Split”).   In lieu of any fractional share of Common Stock or Series A Convertible Preferred Stock to which a stockholder would otherwise be entitled, the Company shall issue that number of shares of Common Stock or Series A Convertible Preferred Stock as rounded up to the nearest whole share.

No action is required by you.  Because the written consent of a majority of the voting power of our securities satisfies all applicable stockholder voting requirements, we are not asking you for a proxy.  We are making this Information Statement available to you solely to inform you of the approval of the Amendment by the holders of a majority of the voting power of our shares.  Certain rules and regulations of the Securities and Exchange Commission (“SEC”) and Section 6.202 of the Texas Business Organizations Code (the “Texas BOC”), require that we notify you of these approvals because they were obtained by written consent of the holders of the majority voting power in lieu of a meeting.  We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses.

This Information Statement is being first sent or given to security holders on or about December 17, 2012.  The Amendment will be filed with the Secretary of State of Texas if and when the Board of Directors determines, in its sole discretion, but in no event sooner than 20 calendar days after the date this Information Statement is first mailed to our stockholders (or, on or after January 7, 2013) and no later than December 31, 2013.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

Statements in this Information Statement regarding our anticipated registered public offering do not constitute an offer to sell or a solicitation of an offer to buy any securities.

Important Notice regarding the Availability of Information Statement:
This Information Statement will be available on the Company’s website at: www.www.pacificenergydevelopment.com

ACTION BY WRITTEN CONSENT

On December 3, 2012, the Company’s Board of Directors approved a reverse stock split of its common stock and Series A preferred stock in a ratio between 1-for-2 and 1-for-5, with the specific ratio and effective time to be determined by the board of directors, subject to stockholder approval.

Article IX of our Certificate of Formation, as authorized by Section 6.202 of the Texas BOC,  provides that, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by the Texas BOC. Our Bylaws, as amended, also permit action to be taken by written consent of the stockholders holding at least a majority of the voting power of the company. In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors decided to obtain, and did in fact obtain, the written consent of stockholders who collectively hold the requisite number of votes necessary to authorize or take such action.

DISSENTERS’ RIGHT OF APPRAISAL

Under the Texas BOC and our Certificate of Formation and Bylaws, no stockholder has any right to dissent to the Amendment, and no stockholder is entitled to appraisal of or payment for their shares of our stock.

OUTSTANDING SHARES AND VOTING RIGHTS

Our authorized capitalization consists of 200,000,000 shares of Common Stock, and 100,000,000 shares of Preferred Stock, of which 25,000,000 shares have been designated as Series A Convertible Preferred Stock. As of December 3, 2012, we had 21,066,281 shares of Common Stock issued and outstanding, and 20,371,194 shares of Series A Convertible Preferred Stock issued and outstanding.

The holders of Common Stock are entitled to one vote per share with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.  The holders of Series A Convertible Preferred Stock vote together with the holders of our Common Stock as a single class (on an as converted basis) on all matters to which our stockholders have the right to vote, except as may otherwise be required by law.  The shares of our Series A Convertible Preferred Stock are convertible into shares of Common Stock on a one for one basis.

CONSENTING STOCKHOLDERS

Our Certificate of Formation, as authorized by Section 21.365 of the Texas BOC, provides that the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of the Certificate of Formation.

Section 6.202 of the Texas BOC provides that the certificate of formation of an entity may authorize the stockholders of the entity to take action without holding a meeting, providing notice, or taking a vote if stockholders of the entity having at least the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting, in which each stockholder entitled to vote on the action is present and votes, sign a written consent or consents stating the action taken.  Article IX of our Certificate of Formation provides that whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by the Texas Business Organizations Code, as revised, provided that prompt notice shall be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous consent.  Our Bylaws contain a similar provision.

Effective December 3, 2012, the Reverse Stock Split was approved by holders of an aggregate of 58% of our outstanding Common Stock as of December 3, 2012, representing the 12,205,000 shares of Common Stock collectively beneficially owned by Frank C. Ingriselli, our Executive Chairman of the Board, Chief Executive Officer and President, Michael L. Peterson, our Chief Financial Officer, Executive Vice President and Director, Jamie Tseng, our Senior Vice President, Managing Director, and Director, and Clark R. Moore, our Executive Vice President, General Counsel and Secretary (collectively, the “Common Consenting Stockholders”).

Effective December 5, 2012, the Reverse Stock Split was approved by holders of an aggregate of approximately 51% of the Series A Convertible Preferred Stock as of December 3, 2012, representing the 10,450,810 shares of Series A Convertible Preferred Stock collectively beneficially owned by Mr. Ingriselli, MIE Holdings Corporation, KKSH Holdings Ltd., Greg and Linda Galdi, Esenjay Oil & Gas, Ltd., William M. and Pamela P. Wicker, David Lies, Nearon Enterprises LLC, Yng-Jou Joe Hwang, and Chen-Bin Su (collectively, the “Preferred Consenting Stockholders,” and, together with the Common Consenting Stockholders, the “Consenting Stockholders”).

Accordingly, the Amendment was duly approved and no further votes will be needed.  No consideration was paid for the consent of any consenting stockholder.

REVERSE STOCK SPLIT

The Texas BOC permits a corporation's Board of Directors to effect a reverse stock split within a reasonable period of time following stockholder approval of a reverse stock split within a specific range, as long as the corporation’s Board of Directors approves the specific reverse stock split ratio within the range specified.  Our Board of Directors has unanimously adopted, and the Consenting Stockholders have approved, a resolution to grant discretionary authority to our Board of Directors to amend our Certificate of Formation to effect, in the discretion of our Board of Directors, a reverse stock split of the Company’s Common Stock and Series A Convertible Preferred Stock at any time prior to December 31, 2013, at a reverse split ratio in the range of 1-for-2 to 1-for-5, which specific ratio will be determined by our Board of Directors (the “Reverse Stock Split”).  The Company reserves the right not to file the Amendment and effect the Reverse Stock Split if our Board of Directors does not deem it to be in the best interests of the Company and its stockholders. The form of the Amendment to our Certificate of Formation that would effect the Reverse Stock Split is attached to this Information Statement as Appendix A.    The Reverse Stock Split, if implemented, would not change the number of authorized shares of Common Stock or Preferred Stock or the par value of our Common Stock or Preferred Stock.

 The Board of Directors has been given the discretionary authority to select any whole number ratio in the range of 1-for-2 to 1-for-5 for the Reverse Stock Split.  The same reverse split ratio will be applied to the Common Stock and the Series A Convertible Preferred Stock. In determining which ratio to implement, if any, our Board may consider, among other things, factors such as:

●          the historical trading price and trading volume of our Common Stock;

●          the then prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock; and

●          prevailing general market and economic conditions.

The Board of Directors also has been given the discretionary authority to determine the effective time of the Reverse Stock Split, provided the Reverse Stock Split is implemented no earlier than 20 calendar days after the date this Information Statement is first mailed to our stock holders and no later than December 31, 2013.  We plan to implement the Reverse Stock Split in connection with our application to have our Common Stock listed for trading on the NYSE MKT or a similar national securities exchange, as disclosed in our Registration Statement on Form S-1 filed on October 10, 2012, as amended (the “Registration Statement”).   While we intend to apply for listing in connection with our anticipated registered public offering  pursuant to our Registration Statement, the Board of Directors may determine to implement the Reverse Stock Split irrespective of such offering.  We cannot guarantee when or if we will complete our registered public offering, or when or if we will receive approval to have our Common Stock listed for trading on the NYSE MKT or a similar national securities exchange.

Statements in this Information Statement regarding our anticipated registered public offering do not constitute an offer to sell or a solicitation of an offer to buy any securities.

The Reverse Stock Split will not change the number of authorized shares of Common Stock or Preferred Stock or the par value of our Common Stock or Preferred Stock. Except for any insignificant changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of Common Stock and Series A Convertible Preferred Stock outstanding immediately prior to the Reverse Stock Split as the stockholder did immediately prior to the split.

Purpose

As previously announced in the Company’s Registration Statement, we intend to apply to list our Common Stock on the NYSE MKT in connection with our anticipated public offering of our Common Stock.  In order to be eligible for initial listing, the NYSE MKT requires a minimum market price of $2 per share, or $3 per share in certain circumstances.  As of December 6, 2012, the closing price of our Common Stock was $2.00 per share.  While the market price for our Common Stock currently meets the lowest price requirement, the Company believes that the Reverse Stock Split would further increase the market price for the Common Stock, thereby granting greater assurance that the Common Stock will be eligible for listing.

In addition to the benefits of being eligible for listing on the NYSE MKT, an increase in market price of the Common Stock could increase the marketability and liquidity of the Company’s Common Stock, as well as increase the profile of the Company for private investment, acquisitions and other future opportunities that become available to the Company.  Accordingly, it is the Board’s opinion that the Reverse Stock Split would provide the stockholders a greater potential return.

Certain Risks Associated With the Reverse Stock Split

There can be no assurance that the market price per share of our Common Stock after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split.  The market price of our Common Stock will in part be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. In certain cases, both the total market capitalization of a company and the market price of a share of such company’s common stock following a Reverse Stock Split are lower than they were before the Reverse Stock Split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

As such, we cannot assure you that our Common Stock will maintain a high enough per share trading price to remain eligible for listing on the NYSE MKT.  Furthermore, regardless of the Reverse Stock Split, we cannot guarantee that our Common Stock will otherwise be approved for listing on the NYSE MKT, or if approved, that we will be able to maintain our listing after approval.  Until our Common Stock is approved for listing on the NYSE MKT or other national securities exchange, our Common Stock will continue to be traded on the OTC Bulletin Board.

Principal Effects of the Reverse Stock Split

Corporate Matters.  The Reverse Stock Split will have the following effects:

●	the number of shares of our Common Stock and Series A Convertible Preferred Stock issued and outstanding will be reduced according to the Reverse Stock Split ratio;

●
proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants to purchase shares of our Common Stock and Series A Convertible Preferred Stock, which will result in approximately the same aggregate exercise price being required to be paid upon exercise of such options and warrants after the Reverse Stock Split as immediately before the Reverse Stock Split;

●
the current maximum number of shares that may be issued under our current stock incentive plans and the current Section 162(m) limitation under our current stock incentive plans will be reduced according to the Reverse Stock Split ratio.

The Reverse Stock Split will be effected simultaneously for all of our Common Stock and Series A Convertible Preferred Stock and the ratio will be the same for all of our Common Stock and Series A Convertible Preferred Stock.  The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company or proportionate voting power, except to the extent that the Reverse Stock Split results in rounding up to eliminate fractional shares of our Common Stock or Series A Convertible Preferred Stock resulting from the Reverse Stock Split.  Because the Reverse Stock Split is being applied to the Common Stock and the Series A Convertible Preferred Stock in the same ratio, after the Reverse Stock Split, the Series A Convertible Preferred Stock will continue to be convertible into Common Stock on a one-for-one basis.

The Reverse Stock Split, if implemented, would not change the number of authorized shares of Common Stock or Preferred Stock or the par value of our Common Stock or Preferred Stock.

Fractional Shares. No scrip or fractional certificates will be issued in connection with the Reverse Stock Split. All such shares will be rounded up to the next whole share.

Odd Lots.  If effected, the Reverse Stock Split will result in some stockholders owning “odd lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Authorized Shares. The Reverse Stock Split will not affect the number of authorized shares of Common Stock or Preferred Stock, or the number of shares of Preferred Stock designated as Series A Convertible Preferred Stock.  Upon the effectiveness of the Reverse Stock Split, because the number of authorized shares of Common Stock and Preferred Stock in our Certificate of Formation will not change, the number of authorized shares of Common Stock and Preferred Stock that are not issued or outstanding (and are therefore available for future issuance) would increase due to the reduction in the number of shares of our Common Stock and Series A Convertible Preferred Stock issued and outstanding resulting from the Reverse Stock Split. As of the record date, we had authorized capitalization consisted of 200,000,000 shares of Common Stock, and 100,000,000 shares of Preferred Stock, of which 25,000,000 shares have been designated as Series A Convertible Preferred Stock. As of December 3, 2012, we had 21,066,281 shares of Common Stock issued and outstanding, and 20,371,194 shares of Series A Preferred Stock issued and outstanding.  Authorized but unissued Common Stock and Preferred Stock will be available for future issuance, and we may issue such shares in financings or otherwise.   The Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any authorized shares of Common Stock or Preferred Stock, except as may be required by applicable law.  If we issue additional shares, the ownership interest of our current stockholders may be diluted.  Any future issuance of Preferred Stock may have rights, preferences or privileges senior to those of our Common Stock.  Except as set forth in the Registration Statement, we have no present plan, agreement or understanding to issue any of our authorized but unissued shares of Common Stock or Preferred Stock if the Reverse Stock Split is effected.

Anti-Takeover Effects.  A possible effect of the Reverse Stock Split is to discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Company’s voting securities and the removal of incumbent management.  Our management could use the additional shares of Common Stock and Preferred Stock available for issuance to resist or frustrate a third-party take-over effort favored by a majority of the independent stockholders that would provide an above market premium by issuing additional shares of Common Stock of Preferred Stock.

The Reverse Stock Split is not the result of management’s knowledge of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Nor is the Reverse Stock Split a plan by management to adopt a series of amendments to the Company’s charter or by-laws to institute an anti-takeover provision.  The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

Accounting Matters.  The Reverse Stock Split will not affect the par value of our Common Stock or Preferred Stock. As a result, as of the effective time of the Reverse Stock Split, the stated capital on our balance sheet attributable to Common Stock and Preferred Stock will be reduced proportionately based on the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock and Preferred Stock for past financial periods will be conformed accordingly.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

 The Reverse Stock Split would become effective upon the filing and effectiveness of a Certificate of Amendment to the Certificate of Formation with the Secretary of State of the State of Texas.  The Board of Directors  has been given the discretionary authority to determine the effective time of the Reverse Stock Split, provided the Reverse Stock Split is implemented no earlier than 20 calendar days after the date this Information Statement is first mailed to our stockholders and no later than December 31, 2013. Beginning at the effective time, each certificate representing Common Stock or Series A Convertible Preferred Stock prior to the Reverse Stock Split will automatically be deemed for all corporate purposes to evidence ownership of the number of shares shown on such certificate reduced according to the Reverse Stock Split ratio.  STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNLESS REQUESTED TO DO SO.

If the Board fails to implement the Reverse Stock Split by December 31, 2013, stockholder approval would be required again prior to implementing any stock split.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares of Common Stock and Series A Convertible Preferred Stock prior to the Reverse Stock Split (the “Pre-Split Shares”) were, and the shares of Common Stock and Series A Convertible Preferred Stock after to the Reverse Stock Split (the “Post-Split Shares”) will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of the Pre-Split Shares for the Post-Split Shares pursuant to the Reverse Stock Split. The aggregate tax basis of the Post-Split Shares received in the Reverse Stock Split will be the same as the stockholder’s aggregate tax basis in the Pre-Split Shares exchanged therefore. The stockholder’s holding period for the Post-Split Shares will include the period during which the stockholder held the Pre-Split Shares surrendered in the Reverse Stock Split.

Our view regarding the tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

Interests of Directors and Officers

None of the persons who have served as our officers or directors since the beginning of our last fiscal year, or any associates of such persons,  have any substantial interest, direct or indirect, in the Reverse Stock Split, other than the interests held by such persons through their respective beneficial ownership of the shares of our capital stock (including options to purchase our capital stock) set forth below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information with respect to beneficial ownership of our securities as of December 5, 2012 by:

●	persons known by us to be the beneficial owners of more than five percent (5%) of our issued and outstanding common stock;

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Unless otherwise stated, the address of each stockholder is c/o PEDEVCO Corp., 4125 Blackhawk Plaza Circle, Suite 201, Danville, CA 94506.

	Common Stock		Series A Preferred
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(3)
Current Executive Officers, Directors and Director Nominees
Frank C. Ingriselli	6,956,668 (4)	32.0%	6,668 (5)	*
Michael L. Peterson	1,953,686 (6)	9.0%	--	--
Jamie Tseng	3,070,000 (7)	14.5%	--	--
Clark R. Moore	2,255,000 (8)	10.5%	--	--
All Executive Officers, Directors and Director Nominees as a Group (four persons)	12,715,354	62.5%	6,668	*
Greater than 5% Stockholders
MIE Holdings Corporation(9)	5,000,000 (10)	19.2%	4,000,000	19.6%
Gregory G. Galdi(11)	2,200,000(12)	9.5%	2,200,000 (12)	10.7%

*       Less than 1%.

(1)           Ownership voting percentages are based on 21,066,281 total shares of common stock which were outstanding as of December 5, 2012.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. We believe that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the securities shown as beneficially owned by such person.  Additionally, shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of the applicable date below, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
(2)           Each share of Series A Convertible Preferred Stock is currently convertible into one share of Common Stock at the option of the holder.  As a result of this conversion feature, holders of our Series A Convertible Preferred Stock are deemed to also beneficially own the number of shares of Common Stock which could be issued upon conversion of such shares of Series A Convertible Preferred Stock.  The holders of our Series A Convertible Preferred Stock vote together with the holders of our Common Stock on an as converted basis.
(3)           Ownership voting percentages are based on 20,371,194 total shares of Series A Convertible Preferred Stock which were outstanding as of December 5, 2012.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. We believe that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the securities shown as beneficially owned by such person.  Additionally, shares of Series A Convertible Preferred Stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of the applicable date below, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
(4)           Includes: (a) 3,420,000 fully-vested shares of Common Stock held by Mr. Ingriselli; (b) 500,000 shares of Common Stock held by Mr. Ingriselli which vest with respect to 50% of the shares of August 9, 2012, 20% of the shares on February 9, 2013, 20% of the shares on August 9, 2013, and 10% of the shares on February 9, 2014; (c) 2,380,000 fully-vested shares of Common Stock held by Global Venture Investments LLC, a limited liability company owned and controlled by Mr. Ingriselli, which we refer to as GVEST; (d) options to purchase 650,000 shares of Common Stock exercisable by Mr. Ingriselli as of December 18, 2012 at an exercise price of $0.17 per share;  (e) 5,668 shares of Series A Convertible Preferred Stock held by GVEST; and (f) warrants exercisable for 1,000 shares of Series A Convertible Preferred Stockheld by GVEST at $0.75 per share.  Mr. Ingriselli has voting control over his unvested shares of Common Stock.
(5)           Includes: (a) 5,668 shares of Series A Convertible Preferred Stock held by GVEST; and (b) warrants exercisable for 1,000 shares of Series A Convertible Preferred Stock held by GVEST at $0.75 per share.
(6)           Consisting of the following:  (a) 80,000 fully-vested shares of Common Stock held by Mr. Peterson’s minor children; (b) 38,417 fully-vested shares of Common Stock (including shares held by a family trust which Mr. Peterson is deemed to beneficially own); (c) 350,000 shares of Common Stock held by Mr. Peterson vesting with respect to 175,000 of the shares on December 1, 2012, and 175,000 of the shares on June 1, 2013; (d) 750,000 shares of Common Stock held by Mr. Peterson vesting with respect to 50% of the shares on August 9, 2012, 20% of the shares of February 9, 2013, 20% of the shares on August 9, 2013, and 10% of the shares on February 9, 2014; (e) options to purchase 150,000 shares of Common Stock exercisable by Mr. Peterson as of March 1, 2012 at an exercise price of $0.08 per share; (f) options to purchase 75,000 shares of Common Stock exercisable by Mr. Peterson as of June 1, 2012 at an exercise price of $0.08 per share; (g) options to purchase 500,000 shares of Common Stock exercisable by Mr. Peterson as of December 18, 2012 at an exercise price of $0.17 per share; and (h) 10,269 shares of Common Stock underlying currently exercisable options, of which options to purchase 8,929 shares are exercisable at $10.08 per share and options to purchase 1,340 shares are exercisable at $22.40 per share.  Mr. Peterson has voting control over his unvested shares of Common Stock.
(7)           Includes:  (a) 2,000,000 fully-vested shares of Common Stock held by Mr. Tseng; (b) 1,000,000 fully-vested shares of Common Stock held by Uni-bright Technology Limited, an entity owned and controlled by Mr. Tseng; and (c) options to purchase 50,000 shares of Common Stock exercisable by Mr. Tseng on August 9, 2012 at an exercise price of $0.10 per share and 20,000 shares of Common Stock exercisable by Mr. Tseng on February 9, 2012 at an exercise price of $0.10 per share.
(8)           Includes:  (a) 1,555,000 fully-vested shares of Common Stock; (b) 50,000 fully-vested shares of Common Stock held by each of Mr. Moore’s two minor children, which he is deemed to beneficially own; (c) 250,000 shares of common stock held by Mr. Moore vesting with respect to 50% of the shares on August 9, 2012, 20% of the shares of February 9, 2013, 20% of the shares on August 9, 2013, and 10% of the shares on February 9, 2014; and (d) options to purchase 350,000 shares of Common Stock exercisable by Mr. Moore as of December 18, 2012 at an exercise price of $0.17 per share.  Mr. Moore has voting control over his unvested shares of Common Stock.
(9)           Address: c/o MIE Holdings Corporation, Suite 1501, Block C, Grand Palace, 5 Huizhong Road, Chaoyong District, Beijing, China 100101.  To the best of the Company’s knowledge, the beneficial owners of MIE Holdings Corporation are Zhang Ruilin, its Executive Director, Chairman and Chief Executive Officer, and Zhao Jiangwei, its Executive Director, Vice Chairman and Senior Vice President.
(10)           Representing 4,000,000 Series A Convertible Preferred Stock shares, warrants to purchase 500,000 shares of Common Stock with an exercise price of $1.25 per share, and warrants to purchase 500,000 shares of Common Stock with an exercise price of $1.50 per share.
(11)           Address: c/o PEDEVCO Corp., 4125 Blackhawk Plaza Circle, Suite 201, Danville, CA 94506.
(12)           Includes:  (a) 1,333,333 shares of Series A Convertible Preferred Stock held by Mr. Galdi; (b) 666,667 shares of Series A Convertible Preferred Stock held in joint tenancy by Mr. Galdi and his spouse; and (c) warrants exercisable for 200,000 shares of Series A Convertible Preferred Stock at $0.75 per share.

Changes in Control

On July 27, 2012, we acquired Pacific Energy Development Corp., a privately held Nevada corporation, pursuant to a transaction  in which Pacific Energy Development Corp. merged with one of our subsidiaries and thereby became our wholly owned subsidiary.  In connection with the merger, we changed our name from Blast Energy Services, Inc. to PEDEVCO CORP.

As part of the merger, we issued to the stockholders of Pacific Energy Development Corp. (a) 17,917,261 shares of our Common Stock, (b) 19,616,676 shares of our newly created Series A Convertible Preferred Stock, (c) warrants to purchase an aggregate of 1,120,000 shares of our Common stock and 692,584 shares of our Series A Convertible Preferred Stock at various exercise prices, and (d) options to purchase an aggregate of 4,235,000 shares of our Common Stock at various exercise prices.  Pursuant to the  merger, we also converted all of our shares of Preferred Stock that were outstanding prior to the merger into shares of Common Stock on a one-for-one basis and effected a reverse stock split of our common stock on a 1 for 112 shares basis.  As a result of the foregoing, the former stockholders of Pacific Energy Development Corp. could be deemed to have gained voting control of the Company.  The current beneficial ownership of the securities of the Company is set forth above.  Prior to the consummation of the merger and the transactions contemplated therein, Eric A. McAfee and Clyde Berg, and entities which they beneficially owned, had voting control over an aggregate of approximately 63% of our voting securities.

Our board of directors is not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of our Company.

PROPOSALS BY SECURITY HOLDERS

As of the date of this Information Statement, no proposals by security holders have been received by the Company.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We may send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 4125 Blackhawk Plaza Circle, Suite 201, Danville, CA 94506, telephone: (855) 733-3826.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

December 7, 2012	By Order of the Board of Directors,

/s/ Michael L. Peterson
Name: Michael L. Peterson
Title: Chief Financial Officer

APPENDIX A

AMENDMENT TO CERTIFICATE OF FORMATION

Article IV of the Amended and Restated Certificate of Formation shall be amended and restated as follows:

Effective as of the effective date set forth under Effectiveness of Filing on this Amendment to the Certificate of Formation (or in the absence of such date, on the date such Amendment to the Certificate of Formation is filed with the Secretary of State of Texas) (“Effective Time”), the Corporation shall have three hundred million (300,000,000) shares of capital stock authorized.  The Corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.”  The total number of shares of Common Stock authorized to be issued is two hundred million (200,000,000) shares, $0.001 par value per share.  The total number of shares of Preferred Stock authorized to be issued is one hundred million (100,000,000) shares, $0.001 par value per share.  Further, at the Effective Time, every [   ] shares of each series of the Corporation's capital stock, including Series A Convertible Preferred Stock, $0.001 par value, issued and outstanding immediately prior to the Effective Time, or held in treasury prior to the Effective Time (collectively the “Old Capital Stock”), shall be automatically reclassified and combined into One (1) share of that series of capital stock, as applicable  (the “Reverse Stock Split”). Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Capital Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares as equals the quotient obtained by dividing the number of shares of Old Capital Stock represented by such certificate immediately prior to the Effective Time by [   ], subject to any adjustments for fractional shares as set forth below; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Capital Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of capital stock to which such person is entitled under the foregoing reclassification. No fractional shares of capital stock shall be issued as a result of the Reverse Stock Split.  In lieu of any fractional share of capital stock to which a stockholder would otherwise be entitled, the Corporation shall issue that number of shares of capital stock as rounded up to the nearest whole share.

           The undesignated Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized, subject to any prohibitions set forth in any series of Preferred Stock of the Corporation, to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series or the designation thereof and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of such series.

The corporation is hereby prohibited from issuing any non-voting Common Stock or Preferred Stock.